Exhibit 21.1

JETBLUE AIRWAYS CORPORATION
LIST OF SUBSIDIARIES
As of December 31, 2013

BlueBermuda Insurance, LTD (Bermuda corporation)
LiveTV, LLC (Delaware limited liability company)
LTV Global, Inc. (Delaware corporation)
LiveTV International, Inc. (Delaware corporation)
LiveTV Satellite Communications, LLC. (Delaware limited liability company)